EXHIBIT 1

STATEMENT OF WORK

SOFTWARE SERVICES

This Software Services Statement of Work (“SOW”), effective as of October 19, 2018 (“Effective Date”), is between ICOx Innovations, Inc. (“Company”) and BitRail, LLC (“Client”), and is a statement of work under that certain Master Services Agreement between Company and Client, dated as of the same date (“Agreement”). All capitalized terms used herein, unless otherwise defined, have the meanings given in the Agreement, which is hereby incorporated into this SOW by reference.

This SOW sets forth the Services to be provided by Company to Client in the development of a web-based payment processing platform enabled by blockchain, for the purchase and use of cryptocurrencies (the “Payment Platform”), as described on the attached Appendix 1 (the “Platform Description”). The Parties agree as follows:

1. Software Services

Company shall create and develop, as Work Product under the Agreement, the Payment Platform meeting the Platform Description, enabled to support the purchase and sale of one or more cryptocurrencies.

In the case of each deliverable or material provided by Company as part of Software Services, Client shall review based on any acceptance criteria previously provided to Company, and notify Company within a reasonable time whether the deliverable or material is accepted. Company shall revise the deliverables and materials until the same is either accepted by Client or this SOW is terminated in accordance with its terms.

2. Compensation

Fees for Software Services shall be provided at Company’s cost plus Approved Expenses, up to a maximum of $2,000,000. As used herein “cost” means the out-of-pocket payments made to the developers creating the deliverables hereunder (whether employees of Company or its Affiliates, or subcontractors, cost of licenses acquired and all other disbursements made directly as part of development costs (excluding any overhead of Company or its Affiliates). Progress payments shall be made in accordance with a schedule of milestones agreed in writing between Company and Client. Company shall invoice Client for all such agreed progress payments, and Client shall pay the invoices within 30 days of receipt (subject to Section 5 of the Agreement). As used herein, “Approved Expenses” means Company’s out-of-pocket expenses, consistent with norms of professional services companies, where Client has provided prior written approval for any expense in excess of $10,000_ for a given month.

4. Term

This SOW shall commence on its Effective Date and continue until terminated. Either party may terminate this SOW upon 30 days’ notice to the other party, whereupon the party receiving notice may notify the other party of immediate termination of this SOW. Upon any such termination, Company shall be entitled to its compensation accrued before the effective date of termination of this SOW.

5. Legal Terms and Conditions

The parties agree that:

a.	This SOW shall be subject to the terms and conditions of the Agreement, including without limitation its terms regarding limitations of liability, indemnity, governing law and dispute resolution.
b.	Company will hold harmless, indemnify and defend Client against any claim by any of Company’s personnel or by taxing or other governmental authorities that such personnel constitute employees of Client or BitRail, or that such personnel are entitled to any employee benefits provided to Client employees.
c.	Company warrants that the Payment Platform will substantially conform to the specifications set forth in Appendix A hereto. In the case of a non-conformity, Company shall re-perform the Software Services at issue until such time as the non-conformity is cured (or this SOW is terminated). This warranty is subject to the limitations set forth in Section 19(b) of the Agreement.

IN WITNESS WHEREOF, the Parties have caused this SOW to be executed as of the Effective Date above by their duly authorized representatives.

BitRail, LLC		ICOx USA, Inc,

By:	/s/ Steve Urvan	By:	/s/ Michael Blum
Print Name:	Steve Urvan	Print Name:	Michael Blum
Title:	Founder	Title:	CFO
Date:	10/19/2018	Date:	10/19/2018

Appendix A

Platform Description

Multi-Layered Platform

BitRail’s hybrid platform will convert funds between FreedomCoin and USD, integrate with blockchain wallets, and facilitate compliant transactions between customers and merchants. The BitRail Platform will include user-friendly mobile and web apps, a merchant POS plug-in, and enhanced blockchain infrastructure based on Ethereum.

The BitRail Platform has been designed with flexible business logic that is typically delivered by multiple parties in traditional payment processing solutions. The BitRail Platform is being built from the ground up to meet US legal requirements, including KYC, AML, Office of Foreign Assets Control, state-level regulations, and API integration into standard data sources.

From a reporting perspective, the BitRail Platform is being designed with secure, role-based access for our internal operations team, customers, merchants, and regulators. The platform will provide different access to regulators based on statutory powers. The platform will also protect customer and merchant data. By using role-based access, data will be provided to the appropriate parties. If a proper warrant is presented, other data can be “unlocked” and provided under a single-use role.

The BitRail Platform will consist of the following four layers:

1. A transactional blockchain layer, which will make FreedomCoin’s smart contract available everywhere, allowing transactions to occur outside of the BitRail Platform.

2. A middleware layer where transactions will be queued and batched. This layer will allow for scaling the underlying blockchain performance and connect to the application layer.

3. An application layer where most of the business logic and user management will be implemented. ACH bank integration is also implemented at this layer.

4. A presentation layer, where all the complexity of the BitRail Platform will be presented in a simple and elegant user interface. This layer will be built on a mobile-first design basis and include a web application for both users and administrators. This layer will include an e-commerce plugin for vendor websites, built to facilitate and simplify integration.

From bottom to top, every component of the BitRail Platform is built with horizontally scalable architecture and infrastructure. All components will be built on a loosely coupled design pattern. Major components will be carefully designed to allow multiple instances of the same component running in parallel to maximize scalability and reliability. If one instance fails, requests are redirected to healthy, running instances, and a new instance is automatically started to replace the failing instance. All major components will run behind a load balancer. The load balancer adds and removes instances of the components based on the requests load.

Blockchain code will run on highly available nodes. These nodes, along with the middleware, will be deployed and managed using Kubernetes, an open source tool for orchestrating containerized applications and automating deployment and scalability.

The BitRail Platform is being built to progressively roll out modifications to the application code or its configuration. Monitoring tools will be installed to ensure components on all levels are always running correctly.